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                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                   POWER-ONE, INC.
                               (A DELAWARE CORPORATION)


         Power-One, Inc., a Delaware corporation, hereby certifies as follows:

         1. The name of the Corporation is Power-One, Inc. (the "Corporation"). The Corporation was originally incorporated under the name Power-Merger, Inc., which name was changed to Power-One, Inc. in a Certificate of Merger filed with the Secretary of the State of Delaware on January 29, 1996. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 11, 1996.

         2. The Board of Directors of the Corporation adopted resolutions, effective as of ___________ __, 1997, setting forth the following restatement of and further amendment to the Certificate of Incorporation of the Corporation, declaring such restatement and amendments to be advisable and resolving that such restated and amended Certificate of Incorporation be considered by the stockholders of the Corporation.

         3. Thereafter, the following restatement of and further amendment to the Certificate of Incorporation of the Corporation was duly adopted by written consent by the holders of the necessary number of shares of the Corporation as required by statute and the Certificate of Incorporation of the Corporation in accordance with the Delaware General Corporation Law and the Corporation's bylaws.

         4. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         5. The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

         FIRST.    The name of the Corporation is POWER-ONE, INC.

         SECOND.   The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.


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         THIRD.    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH.   1.   The Corporation is authorized to issue two classes of
stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of which the Corporation is authorized to issue is Ninety Million (90,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, each having a par value of $.001. Thirty Million (30,000,000) shares shall be Preferred Stock, each having a par value of $.001.

                   2. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, by resolution or resolutions of the Board of Directors, from time to time to provide for the issuance of the shares of such Preferred Stock in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                   The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                   (a) The number of shares constituting that series and the distinctive designation of that series;

                   (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                   (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                   (d) Whether that series shall be subject to conversion or exchange, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                   (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the type and amount of consideration per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


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                   (f)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                   (g) The rights, if any, of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                   (h) Any other relative rights, preferences and limitations, if any, of that series.

         FIFTH.    The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors, as more fully set forth in Article SEVENTH.

         SIXTH.    To the fullest extent permitted by the Delaware General
Corporation as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

         SEVENTH. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three or greater than nine. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Steven Goldman shall be in Class I, Doug Martin shall be in Class II and Jon Jacoby shall be in Class III. At the 1998 annual meeting of stockholders, Class I directors shall stand for election for a three-year term. At the 1999 annual meeting, the Class II directors shall stand for election for a three-year term and at the annual meeting in 2000 the Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting


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shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of the total directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article SEVENTH, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article SEVENTH, in each case unless expressly provided by the resolutions providing for the creation of such class or series.

         EIGHTH.   Subject to any rights granted in a Preferred Stock
Designation to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly called annual or special meeting of such holders. Such stockholder action may not be effected by any consent in writing by such holders, unless previously approved by a majority of the Board of Directors.

         NINTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the


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forgoing, there shall be required to amend, alter, change or repeal Articles
SEVENTH, EIGHTH and this Article NINTH of the Corporation's Restated Certificate of Incorporation the affirmative vote of the holders of (i) at least 75% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, and
(ii) at least a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal and to vote thereon the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class. Such affirmative vote shall be in addition to any class vote to which any class of stock may be entitled.

         No bylaw of the Corporation affecting the number, qualification or classification of directors, their election or removal, or the filling of any vacancy in the Board of Directors, or any newly created directorship, and no bylaw affecting the calling of special meetings of the stockholders of the Corporation shall be altered, changed, amended or repealed except by the affirmative vote of the holders of (i) at least 75% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, and (ii) at least a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal and to vote thereon the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class or by a resolution adopted by the affirmative vote of not less than 75% of the members of the whole Board of Directors of the Corporation.

         TENTH.    In addition to the other powers expressly granted by
statute, subject to the provisions set forth in Article NINTH, the Board of Directors of the Corporation shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation.



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         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this ____ day of _________, 1997.



                             POWER-ONE, INC.



                             By:
                                  --------------------------------------------
                             Name:  Eddie K. Schnopp
                             Title: Secretary



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